Exhibit 1.1

Execution Copy

Published Cusip Number: 88077JAF8

$400,000,000

REVOLVING CREDIT AGREEMENT

dated as of March 25, 2015,

among

TERADATA CORPORATION,

as Borrower

BANK OF AMERICA, N.A.,

as Administrative Agent, an L/C Issuer and Swing Line Lender

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

CITIBANK, N.A.,

HSBC BANK USA, N.A.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

and

the other LENDERS party thereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

J.P. MORGAN SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

(continued)

(continued)

(continued)

SCHEDULES:

Schedule 1.01 — Disclosed Matters
Schedule 2.01 — Commitments
Schedule 3.14 — Subsidiaries
Schedule 6.08 — Existing Restrictions
Schedule 9.01 — Notice Addresses

EXHIBITS:

Exhibit A — Form of Loan Notice
Exhibit B — Form of Swing Line Loan Notice
Exhibit C — Form of Opinion
Exhibit D — Form of Assignment and Assumption
Exhibit E — Form of Note
Exhibit F — Form of Guaranty
Exhibit G — Form of Compliance Certificate
Exhibit H — Form of U.S. Tax Certificate

v

This REVOLVING CREDIT AGREEMENT is entered into as of March 25, 2015 (this “Agreement”), among TERADATA CORPORATION, as Borrower, each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender, JPMORGAN CHASE BANK, N.A., as Syndication Agent, and CITIBANK, N.A., HSBC BANK USA, N.A., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents.

The Borrower has requested the Lenders to establish the credit facility provided for herein on the Closing Date for the general corporate purposes of the Borrower and the Subsidiaries. The Lenders are willing to establish such credit facility upon the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) in which the Borrower or a Subsidiary is the surviving entity.

“Additional Credit Assumption Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent, between the Borrower and an Additional Credit Lender pursuant to which such Additional Credit Lender assumes an Additional Credit Commitment under Section 2.21.

“Additional Credit Commitment” means the Commitment of any Lender (including any increase to a Lender’s then existing Commitment) established pursuant to Section 2.21.

“Additional Credit Lender” means a Lender with an Additional Credit Commitment or a Person that will become such a Lender pursuant to Section 2.21.

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account set forth in Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.14(b).

“Aggregate Commitments” means, at any time, the aggregate amount of Commitments in effect at such time.

“Aggregate Revolving Credit Exposure” means the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Alternative Currency” means each of British Pounds Sterling, Euros, Japanese Yen and each other currency approved in accordance with Section 1.06.

“Alternative Currency Borrowing” means a Revolving Borrowing of Alternative Currency Loans.

“Alternative Currency Exposure” means, at any time, the aggregate Dollar Equivalent of the principal amount of all outstanding Alternative Currency Loans at such time. The Alternative Currency Exposure of any Lender at any time shall be its Applicable Percentage of the total Alternative Currency Exposure at such time.

“Alternative Currency Loans” means the Revolving Loans that are denominated in Alternative Currencies. Each Alternative Currency Loan shall be a Eurocurrency Rate Loan.

“Applicable Creditor” has the meaning assigned to such term in Section 9.14(b).

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.23. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(c):

Applicable Rate

Pricing Level	Leverage Ratio	Facility Fee	Eurocurrency Rate Loans + Letters of Credit	Base Rate Loans
1	≥2.00:1	0.250%	1.500%	0.500%
2	≥1.50:1 but <2.00:1	0.200%	1.300%	0.300%
3	≥1.00:1 but <1.50:1	0.175%	1.200%	0.200%
4	<1.00:1	0.150%	1.100%	0.100%

For the period from the Closing Date until the first Business Day immediately following the date a Compliance Certificate is delivered for the fiscal quarter ending March 31, 2015 pursuant to Section 5.01(c), the Applicable Rate shall equal Pricing Level 4. Thereafter, any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.13.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC in their capacity as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any lease of the Borrower or any Subsidiary, as lessee, entered into as part of a sale and leaseback transaction subject to Section 6.03, (a) if such lease is a Capital Lease Obligation, the capitalized amount thereof that would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP, and (b) if such lease is not a Capital Lease Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries most recently delivered in accordance with Section 5.01(a), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.09, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 7.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate and (c) the Eurocurrency Rate plus 1.00%; and if Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Base Rate Loan”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate. Base Rate Loans shall be denominated in dollars only.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Teradata Corporation, a Delaware corporation.

“Borrower Materials” has the meaning set forth in Section 5.02.

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in dollars, any fundings, disbursements, settlements and payments in dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in dollars are conducted by and between banks in the London interbank Eurocurrency market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan that is an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan that is an Alternative Currency Loan denominated in a currency other than dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than dollars or Euro, or any other dealings in any currency other than dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Calculation Date” means each of the following: (a) each date of a Revolving Borrowing of Alternative Currency Loans, (b) each date of a continuation of an Alternative Currency Loan, (c) the last Business Day of each calendar week and (d) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than an employee benefit plan or related trust of the Borrower or of the Borrower and any Subsidiaries, of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule, treaty or regulation after the date of this Agreement, (b) any change in any law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any L/C Issuer (or, for purposes of Section 2.15(b), by any lending office of such Lender or such L/C Issuer or by such Lender’s or such L/C Issuer’s holding company, if any) with any rule, request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swing Line Loans.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swing Line Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.21, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, in the Additional Credit Assumption Agreement pursuant to which such Lender shall have obtained an Additional Credit Commitment, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $400,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Consolidated Cash Interest Expense” means, for any period, the difference for such period between (a) the sum for the Borrower and the Subsidiaries of (i) interest expense and (ii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iii) capitalized interest expense and (b) to the extent included in interest expense, the sum for the Borrower and the Subsidiaries of (i) pay-in-kind interest expense and (ii) the amortization of debt discounts, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the net income (loss) of the Borrower and the Subsidiaries for such period plus, to the extent deducted in computing such consolidated net income and without duplication, the sum of (a) income tax expense, (b) Consolidated Cash Interest Expense, (c) depreciation and amortization expense, and (d) extraordinary losses during such period and nonrecurring noncash charges during such period (provided that any cash expenditure in respect of any such noncash charge will be deducted in computing Consolidated EBITDA for a period in which such expenditure is made), minus, to the extent added in computing such consolidated net income and without duplication, the sum of (i) income tax benefit and (ii) extraordinary or nonrecurring gains during such period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries determined on a consolidated basis, the net income of the Borrower and such Subsidiaries for that period.

“Consolidated Tangible Assets” means, as of the last day of any fiscal quarter of the Borrower, all tangible assets on the consolidated balance sheet of the Borrower and the Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.13(d).

“Defaulting Lender” means, subject to Section 2.23(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the applicable L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the applicable L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means, at any time, a country, region or territory which is itself the subject or target of any Sanction.

“Dollar Equivalent” means, on any date of determination, with respect to any amount in any Alternative Currency, the equivalent in dollars of such amount, determined by the

Administrative Agent using the Exchange Rate with respect to such Alternative Currency then in effect as determined pursuant to Section 2.20(a).

“dollars” or “$” refers to lawful money of the United States of America.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all (a) laws, rules, regulations, codes and ordinances and (b) all orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority and by or affecting the Borrower, in each case relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to meet the minimum funding standards of Sections 412 and 430 of the Code; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means:

(a) With respect to any Credit Extension:

(i) denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or, if LIBOR is not available, a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(ii) with respect to a Credit Extension denominated in any Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06; and

(b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, or, if LIBOR is not available, a comparable or successor rate which rate is approved by the Administrative Agent, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Revolving Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.” Eurocurrency Rate Loans may be denominated in dollars or in an Alternative Currency.

“Events of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Rate” means, with respect to any Alternative Currency on any date, the Spot Rate determined in accordance with Section 1.05.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any L/C Issuer, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), (i) any U.S. Federal withholding Taxes resulting from any Law in effect on the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office), (ii) any withholding taxes imposed under FATCA, or (iii) any U.S. Federal withholding Taxes that are attributable to such Foreign Lender’s failure (except where such failure is a result of a Change in Law) to comply with Section 2.17(f), in each case, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a).

“Existing Credit Agreement” means that certain Credit Agreement dated as of June 15, 2012 among the Borrower, certain Subsidiaries of the Borrower, as guarantors, Bank of America, N.A, as administrative agent, swing line lender and L/C issuer, the other agents, joint lead arrangers and joint book managers party thereto, and the lenders party thereto, as amended.

“Extension Notice” shall have the meaning assigned to such term in Section 2.22.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated March 3, 2015, among the Borrower, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Foreign Lender” means a Lender which is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary that is not organized under the laws of the United States, any state thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof (in each case, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such

Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means, collectively, (a) each Material Subsidiary party to the Guaranty as of the Closing Date and each other Material Subsidiary of the Borrower that executes and delivers a guaranty or guaranty supplement pursuant to Section 5.08 and (b) with respect to payment and performance by each Specified Loan Party of its obligations under its guaranty with respect to all Swap Obligations, the Borrower.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.08.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Increase Effective Date” has the meaning specified in Section 2.21.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (if such Person has not assumed such Indebtedness of others, then the amount of Indebtedness of such Person shall be the lesser of (A) the amount of such Indebtedness of others and (B) the fair market value of such property, as reasonably determined by the Borrower), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of standby letters of credit and letters of guaranty (x) supporting Indebtedness or (y) obtained for any purpose not in the ordinary course of business and (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such

Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated March 5, 2015 relating to the Borrower distributed to prospective Lenders in connection with the syndication of the Commitments.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than a Swing Line Loan), the last Business Day of each March, June, September and December, (b) with respect to any Eurocurrency Rate Loan, the last Business Day of the Interest Period applicable to the Revolving Borrowing of which such Loan is a part and, in the case of a Revolving Borrowing of Eurocurrency Rate Loans with an Interest Period of more than three months’ duration, each Business Day prior to the last day of such Interest Period that occurs at intervals of three months’ duration, after the first day of such Interest Period and (c) with respect to any Swing Line Loan, the Business Day that such Loan is required to be repaid.

“Interest Period” means with respect to any Revolving Borrowing of Eurocurrency Rate Loans, the period commencing on the date of such Revolving Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Revolving Borrowing initially shall be the date on which such Revolving Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Revolving Borrowing.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any equity interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guarantee of obligations of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. For purposes of determining compliance with any covenant contained in this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 9.14(b).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been (a) reimbursed by the Borrower in accordance with Section 2.06(d) or (b) refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Disbursement” means a payment made by the applicable L/C Issuer pursuant to a Letter of Credit.

“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Lender at any time shall be its Applicable Percentage of the total L/C Exposure at such time.

“L/C Issuer” means Bank of America, each other Lender that is listed on the signature pages hereto as an “L/C Issuer” and any other Lender that becomes an L/C Issuer in accordance with Section 2.06(m) hereof, each in its respective capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder (whether pursuant to Section 2.06(h), 2.06(m), 9.03, Article VIII or otherwise), but excluding any Lender that resigns or is removed as an L/C Issuer pursuant to the terms hereof (except to the extent such Person has continuing rights and/or obligations with respect to Letters of Credit after such resignation or removal). References to the L/C Issuer herein shall, as the context may indicate (including with respect to any particular Letter of Credit, L/C Credit Extension, L/C Borrowing or L/C Obligations), mean the applicable L/C Issuer, each L/C Issuer, any L/C Issuer, or all L/C Issuers.

“L/C Issuer Sublimit” means, with respect to all the L/C Issuers in the aggregate, $50,000,000 and with respect to JPMorgan Chase Bank, N.A., $25,000,000 or such other amount as may be separately agreed between JPMorgan Chase Bank, N.A. and the Borrower from time to time (with specific notice of such other amount, and any change thereto, with respect to JPMorgan Chase Bank, N.A. being promptly communicated to the Administrative Agent); provided, that with respect to each L/C Issuer other than Bank of America and JPMorgan Chase Bank, N.A., the “L/C Issuer Sublimit” of such L/C Issuer shall be in an amount as may be separately agreed between such L/C Issuer and the Borrower from time to time (with specific notice of such amount, and any change thereto, with respect to each L/C Issuer being promptly communicated to the Administrative Agent), provided further that (a) the L/C Issuer Sublimit with respect to any Person that ceases to be an L/C Issuer for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof), and (b) so long as Bank of America has not resigned as an L/C Issuer in accordance with the terms and conditions of this Agreement, its L/C Issuer Sublimit as of any date of determination shall equal $50,000,000 less the aggregate amount of L/C Issuer Sublimits of all other L/C Issuers as of such date.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount remaining to be drawn. The L/C Obligations of (a) any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time, and (b) any particular L/C Issuer at any time shall mean the L/C Obligations allocable to Letters of Credit issued by such L/C Issuer.

“Lenders” has the meaning specified in the introductory paragraph hereto and, as the context required, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement. Letters of Credit shall be denominated in dollars only.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date then in effect.

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio as of such day of (a) Total Indebtedness to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such last day.

“LIBOR” has the meaning specified in clause (a) of the definition of “Eurocurrency Rate.”

“LIBOR Quoted Currency” means each of the following currencies: Dollars; Euro; Sterling; Yen; and Swiss Franc); in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.25 of this Agreement, each Swap Contract with a Swap Bank, the Fee Letter and the Guaranty.

“Loan Notice” means a notice of (a) a Revolving Borrowing or a Swing Line Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.03, which, in each case, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor, or any combination of the foregoing.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement in the form of a Revolving Loan or a Swing Line Loan.

“London Banking Day” means any day on which dealings in dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” means “margin stock” as defined in Regulations U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders pursuant to this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means any direct or indirect Subsidiary of the Borrower which (a) has total assets equal to or greater than 5% of Consolidated Tangible Assets (calculated as of the most recent fiscal period with respect to which the Lenders shall have received financial statements required to be delivered pursuant to Sections 5.01(a) or (b) (or if prior to delivery of any financial statements pursuant to such Sections, then calculated with respect to the year end financial statements referenced in Section 3.04(a)) (the “Required Financial Information”)) or (b) has income equal to or greater than 5% of Consolidated Net Income (calculated for the most recent period for which the Lenders have received the Required Financial Information); provided, however, that notwithstanding the foregoing, the term “Material Subsidiary” shall mean each of those Subsidiaries that together with the Borrower and each other Material Subsidiary (i) have assets equal to not less than 80% of Consolidated Tangible Assets (calculated as described above) and (ii) generate not less than 80% of Consolidated Net Income; provided further that if more than one combination of Subsidiaries satisfies such threshold, then those Subsidiaries so determined to be “Material Subsidiaries” shall be specified by the Borrower; provided, further, that there shall be excluded from the definition of “Material Subsidiaries” and the computations set forth above, any Foreign Subsidiaries.

“Maturity Date” means the fifth anniversary of the date of this Agreement, as such date may be extended pursuant to Section 2.22.

“Maturity Date Extension Request” means a request by the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.22.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 110% of the Fronting Exposure of the applicable L/C Issuer with respect to Letters of Credit issued by such L/C Issuer and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.25(a)(i), (a)(ii) or (a)(iii), an amount equal to 110% of the Outstanding Amount of all LC Obligations, and (c) with respect to all other Cash Collateral consisting of other credit support, an amount determined by the Administrative Agent and the applicable L/C Issuer in their sole discretion.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.22.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Non-Recourse Receivables Sale” means a sale of accounts receivable by the Borrower or a Subsidiary to a Person that is not an Affiliate of the Borrower for fair value (i.e., reflecting a fair market discount from face value) and solely for cash consideration payable at the time of such sale; provided that neither the Borrower nor any Subsidiary provides any Guarantee with respect to the payment or collection of any such account receivable or any portion thereof and the purchaser has no recourse to the Borrower or any Subsidiary, or to their assets, in the event of nonpayment of all or any portion of any such account receivable; provided, further, that customary representations and warranties of the Borrower or a Subsidiary in connection with any such sale as to the ownership, validity, absence of Liens, setoff rights and counterclaims and similar matters with respect to the accounts receivable sold (but not as to collectability or creditworthiness of the account debtor) shall not preclude treatment of a sale of such receivables as a Non-Recourse Receivables Sale.

“Note” means a promissory note made by the Borrower in favor of each Lender requesting a note and evidencing Loans made by such Lender, substantially in the form of Exhibit E hereto.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document (including Swap Contracts entered into after the date of this Agreement to which a Swap Bank is a party) or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations shall exclude any Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, reasonable attorney fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligations of the Borrower to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Outstanding Amount” means (a) with respect to Loans on any date, the Dollar Equivalent Amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning set forth in Section 9.04(e).

“Participant Register” has the meaning specified in Section 9.04(f).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) Liens upon the equity interest or assets of any subsidiary that is not a Material Subsidiary securing claims in an aggregate amount at any time outstanding that does not exceed $15,000,000;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 5.02.

“Prime Rate” means, as of any date of determination, the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Public Lender” has the meaning set forth in Section 5.02.

“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any L/C Issuer and (c) any Lender.

“Register” has the meaning set forth in Section 9.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Request for Credit Extension” means (a) with respect to a Revolving Borrowing, conversion or continuation of Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Loan Notice.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least 51% of the sum of the Aggregate Revolving Credit Exposure and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII if the Commitments have expired or terminated, and for all purposes after the Loans become due and payable pursuant to Article VII and the Commitments expire or terminate, “Required Lenders” means, at any time, Lenders holding in the aggregate at least 51% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided, that, in each case, the Commitment of, and the portion of the Revolving Credit Exposures or the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reset Date” shall have the meaning assigned to such term in Section 2.20(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans denominated in dollars, its Alternative Currency Exposure and its L/C Exposure and Swing Line Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“Same Day Funds” means (a) with respect to disbursements and payments in dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“San Diego Facility” means that certain real property located at 17087 Via Del Campo, 17089 Via Del Campo, 17093 Via Del Campo San Diego CA and 17095 Via Del Campo, San Diego, California, and described as Parcel 2 of Parcel Map No. 13441 filed in the Office of the Recorder of the County of San Diego on August 24, 1984 as Document No. 84-324480 of Official Records.

“San Diego Excess Amount” has the meaning specified in Section 6.03(a).

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.18).

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Bank” means any Lender or an Affiliate of a Lender in its capacity as a party to a Swap Contract entered into after the date of this Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of Swing Line Loans made on the same date.

“Swing Line Commitment” means, with respect to the Swing Line Lender, the Swing Line Lender’s commitment to make Swing Line Loans from time to time hereunder in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Applicable Percentage of the total Swing Line Exposure at such time.

“Swing Line Lender” means Bank of America, N.A. in its capacity as lender of Swing Line Loans hereunder.

“Swing Line Loan” means a Loan made pursuant to Section 2.05.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agreement” means that certain Term Loan Agreement, dated as of the Closing Date, among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, the other lenders party thereto from time to time, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners, as from time to time amended, restated or refinanced.

“Total Indebtedness” means, as of any date, the aggregate amount of Indebtedness of the Borrower and the Subsidiaries on such date, without duplication, as determined on a consolidated basis in accordance with GAAP and regardless of whether such Indebtedness would be reflected on a balance sheet.

“Total Outstandings” means, as of any date of determination, the aggregate amount of outstanding Revolving Loans, Swing Line Loans and L/C Exposure on such day.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate or the Base Rate.

“Unfriendly Acquisition” means any Acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors of the Person to be acquired.

“Unreimbursed Amount” has the meaning specified in Section 2.06(d)(i).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Rate Loan”) or by Class and Type (e.g., a “Eurocurrency Rate Loan Revolving Loan”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) references to “the date hereof” or “the date of this Agreement” shall refer to the Closing Date.

Section 1.04 Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.05 Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Spot Rates as of each Calculation Date to be used for calculating Dollar Equivalent amounts of Revolving Loans and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Calculation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Calculation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a Revolving Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in dollars, but such Revolving Borrowing, Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to LIBOR or with respect to any comparable or successor rate thereto.

Section 1.06 Additional Alternative Currencies. (a) The Borrower may from time to time request that Eurocurrency Rate Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than dollars) that is readily available and freely transferable and convertible into dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent in its sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans in such requested currency.

(c) Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurocurrency Rate Loans to be made in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Borrowings of Eurocurrency Rate Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Borrower.

Section 1.07 Change of Currency. (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Revolving Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

The Credits

Section 2.01 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrower from time to time on any Business Day during the Availability Period denominated in dollars or in any Alternative Currency in an aggregate principal amount that will not at any time result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (ii) the Aggregate Revolving Credit Exposure exceeding the Aggregate Commitments or (iii) the Alternative Currency Exposure exceeding $100,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow under this Section 2.01, prepay under Section 2.11 and reborrow Revolving Loans under this Section 2.01.

Section 2.02 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Revolving Borrowing made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Swing Line Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of Base Rate Loans or Eurocurrency Rate Loans as the Borrower may request in accordance herewith. Each Swing Line Loan shall be a Base Rate Loan. Each Lender at its option may make any Eurocurrency Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Revolving Borrowing of Eurocurrency Rate Loans, such Revolving Borrowing of Eurocurrency Rate Loans shall be in an aggregate principal amount (i) in the case of Eurocurrency Rate Loans denominated in dollars, of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof or (ii) in the case of any Alternative Currency Loans, in an aggregate principal amount the Dollar Equivalent of which is not less than $5,000,000. Each Revolving Borrowing of or conversion to a Base Rate Loans shall be in an aggregate principal amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided that a Revolving Borrowing of Base Rate Loans may be made in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.06(d). Each Swing Line Borrowing shall be in an amount that is not less than $1,000,000 or an integral multiple of $500,000 in excess thereof. Borrowings of more than one Type and Class may be outstanding at the same time.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Revolving Borrowings. (a) To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by (i) telephone or (ii) a Loan Notice, provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent (A) in the case of a Revolving Borrowing of Eurocurrency Rate Loans denominated in dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Revolving Borrowing, (B) in the case of a Revolving Borrowing of Alternative Currency Loans, four Business Days before the date of the proposed Revolving Borrowing and (C) in the case of a Revolving Borrowing of Base Rate Loans, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Revolving Borrowing; provided that any such Loan Notice of a Revolving Borrowing of Base Rate Loans to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.06(d) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Revolving Borrowing. Each such telephonic Borrowing Request and Loan Notice shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Revolving Borrowing;

(ii) the date of such Revolving Borrowing, which shall be a Business Day;

(iii) whether such Revolving Borrowing is to be a Revolving Borrowing of Base Rate Loans or Eurocurrency Rate Loans;

(iv) in the case of a Revolving Borrowing of Eurocurrency Rate Loans, the currency in which such Revolving Borrowing is to be denominated;

(v) in the case of a Revolving Borrowing of Eurocurrency Rate Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account (or other recipient’s account designated in accordance with Section 2.03(b)) to which funds are to be disbursed.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a Revolving Borrowing of Base Rate Loans. If no Interest Period is specified with respect to any requested Revolving Borrowing of Eurocurrency Rate Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no election as to currency is specified with respect to any Revolving Borrowing of Eurocurrency Rate Loans, then the Borrower shall be deemed to have selected dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Revolving Borrowing.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Revolving Loans, and if no timely Loan Notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than dollars, in each case as described in the preceding subsection (a). In the case of a Revolving Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 2:00 p.m. in the case of Revolving Loans denominated in dollars and not later than the applicable time specified by the Administrative Agent in the case of Alternative Currency Loans, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Revolving Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting an account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Revolving Borrowing denominated in dollars is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing shall be applied, first, to the payment in full of any such L/C Credit Extensions, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in dollars or an Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Alternative Currency Loans be prepaid or redenominated into dollars in the amount of the Dollar Equivalent thereof on the last day of the current interest period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

(f) The failure of any Lender to make any Loan to be made by it as part of any Revolving Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Revolving Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender on the date of any Revolving Borrowing.

Section 2.04 Intentionally Omitted.

Section 2.05 Swing Line Loans. (a) Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in its sole discretion, to make Swing Line Loans denominated in dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swing Line Loans exceeding the Swing Line Commitment, (ii) the Aggregate Revolving Credit Exposure exceeding the Aggregate Commitments; provided that the Swing Line Lender shall not be required to, but may make Swing Line Loans, in its sole discretion, to refinance outstanding Swing Line Loans and (iii) Fronting Exposure. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swing Line Loans. Each Swing Line Borrowing shall be in an amount that is not less than $1,000,000 or an integral multiple of $500,000 in excess thereof.

(b) Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) The Swing Line Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of such Swing Line Lender’s Swing Line Loans outstanding. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swing Line Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swing Line Lender, such Lender’s Applicable Percentage of such Swing Line Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan), in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swing Line Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.06 Letters of Credit.

(a) General.

(i) Subject to the terms and conditions set forth herein, each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.06, that the Borrower may request the issuance of standby Letters of Credit denominated in dollars, for its own account, in a form reasonably acceptable to the Administrative Agent and such L/C Issuer, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii) No L/C Issuer shall issue any Letter of Credit, if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date;

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(C) immediately before or after giving effect to such Letter of Credit, the L/C Exposure exceeds or would exceed $50,000,000;

(D) immediately before or after giving effect to such Letter of Credit, the Total Outstandings exceeds or would exceed the Aggregate Commitments;

(E) immediately before or after giving effect to such Letter of Credit, the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding

Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans exceeds or would exceed such Lender’s Commitment;

(F) immediately before or after giving effect to such Letter of Credit, the Outstanding Amount of L/C Obligations of such L/C Issuer exceeds of would exceed the L/C Issuer Sublimit of such L/C Issuer; or

(G) the currency requested for such Letter of Credit is anything other than dollars.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

(D) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is to be denominated in a currency other than dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.23(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers or any of them.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer the following: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer the following: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Intentionally Omitted.

(d) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. The Borrower agrees to pay to the L/C Issuer of any Letter of Credit that has been drawn upon the amount of all draws thereunder, in dollars, no later than (x) 1:00 p.m., New York City time on the Business Day on which the L/C Issuer has provided notice thereof to the Borrower if such notice has been provided prior to 10:00 a.m., New York City time, on such Business Day, or (y) no later than 1:00 p.m., New York

City time, on the next succeeding Business Day after the Borrower receives such notice from such L/C Issuer if such notice is not received prior to 10:00 a.m., New York City time, on such day (each such date, an “Honor Date”), and such L/C Issuer shall provide prompt notice to the Administrative Agent of such reimbursement. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(c) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.06(d)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.06(d)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in dollars, at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.06(d)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.06(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.06.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.06(d) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.06(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.06(d) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.06(d) by the time specified in Section 2.06(d)(ii), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(e) Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any term or provision therein;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the applicable L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

Neither the Administrative Agent, the Lenders nor the L/C Issuers, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuers; provided that the foregoing shall not be construed to excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any

L/C Issuer, such L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f) Disbursement Procedures. Each L/C Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such L/C Issuer and the Lenders with respect to any such L/C Disbursement.

(g) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.06(d), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.06(d)(i) is required to be returned under any of the circumstances described in Section 9.08 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(h) Replacement of an L/C Issuer. Bank of America or any L/C Issuer that is appointed pursuant to clause (m) below, may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of any L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Sections 2.06(d) and (l). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the replaced L/C Issuer under this Agreement with respect to Letters of Credit to be issued by such successor L/C Issuer thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(i) Intentionally Omitted.

(j) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(k) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.23. with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(l) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(m) Additional L/C Issuers. In addition to Bank of America, JPMorgan Chase Bank, N.A., and each L/C Issuer listed on the signature pages hereto as an “L/C Issuer,” the Borrower may from time to time, with notice to the Lenders and the consent of the Administrative Agent and the applicable Lender being so appointed, appoint additional Lenders to be L/C Issuers hereunder, provided that the total number of L/C Issuers at any time shall not exceed three Lenders (or such larger number of additional Lenders as the Administrative Agent may agree to permit from time to time). Upon the appointment of a Lender as an L/C Issuer hereunder such Person shall become vested with all of the rights, powers, privileges and duties of an L/C Issuer hereunder.

(n) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(o) Reporting of Letter of Credit Information and L/C Issuer Sublimit. At any time that there is more than one L/C Issuer, then on (i) the last Business Day of each calendar month, and (ii) each date that an L/C Credit Extension occurs with respect to any Letter of Credit, each L/C Issuer (or, in the case of part (ii), the applicable L/C Issuer) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information with respect to each Letter of Credit issued by such L/C Issuer that is outstanding hereunder. In addition, each L/C Issuer shall provide notice to the Administrative Agent of its L/C Issuer Sublimit, or any change thereto, promptly upon it becoming an L/C Issuer or making any change to its L/C Issuer Sublimit. No failure on the part of any L/C Issuer to provide such information pursuant to this Section 2.06(o) shall limit the obligation of the Borrower or any Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to this Section 2.06.

Section 2.07 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Alternative Currency Loans, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in dollars and in Same Day Funds not later than 1:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Alternative Currency Loans shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in dollars in the Dollar Equivalent of the Alternative Currency payment amount. Subject to Section 2.23, the Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s lending office. All payments received by the Administrative Agent (i) after 1:00 p.m., in the case of payments in dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.03) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.08 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Loan Notice and, in the case of a Revolving Borrowing of Eurocurrency Rate Loans, shall have an initial Interest Period as specified in such Loan Notice. Thereafter, the Borrower may elect to convert such Revolving Borrowing to a different Type or to continue such Revolving Borrowing and, in the case of a Revolving Borrowing of Eurocurrency Rate Loans, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Revolving Borrowing, and the Loans comprising each such portion shall be considered a separate Revolving Borrowing. This Section shall not apply to Swing Line Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 (immediately followed by a Loan Notice) if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request and corresponding written Loan Notice shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic Interest Election Request and subsequent written Loan Notice shall specify the following information in compliance with Section 2.02:

(i) the Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Revolving Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Revolving Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Revolving Borrowing is to consist of Base Rate Loans or Eurocurrency Rate Loans; and

(iv) if the resulting Revolving Borrowing is to consist of Eurocurrency Rate Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Revolving Borrowing of Eurocurrency Rate Loans but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration in the case of a Revolving Borrowing of Eurocurrency Rate Loans.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Revolving Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Revolving Borrowing of Eurocurrency Rate Loans denominated in dollars prior to the end of the Interest Period applicable thereto, then, unless such Revolving Borrowing is repaid as provided herein, at the end of such Interest Period such Revolving Borrowing shall be converted to a Revolving Borrowing of Base Rate Loans. If the Borrower fails to deliver a timely Interest Election Request with respect to an Alternative Currency Borrowing, then such Alternative Currency Borrowing shall, at the end of the Interest Period applicable thereto, become due and payable. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Revolving Borrowing of Eurocurrency Rate Loans and (ii) unless repaid, each Revolving Borrowing of Eurocurrency

Rate Loans shall be converted to a Revolving Borrowing of Base Rate Loans at the end of the Interest Period applicable thereto.

Section 2.09 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall automatically and permanently terminate on the Maturity Date.

(b) The Borrower may on three Business Days’ notice at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Aggregate Revolving Credit Exposure would exceed the Aggregate Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments. All fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

Section 2.10 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made by such Lender on the Maturity Date and (ii) to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan made by the Swing Line Lender on the earlier of the Maturity Date and the first date after the Swing Line Loan is made that is the 15th or last day of a calendar month and is at least four Business Days after such Swing Line Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swing Line Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

Section 2.11 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swing Line Borrowing, the Swing Line Lender) of any prepayment under paragraph (a) above or to comply with paragraph (c) below or with Section 2.20(b) (i) in the case of prepayment of a Revolving Borrowing of Eurocurrency Rate Loans, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Revolving Borrowing of Base Rate Loans, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swing Line Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be in a form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and the Type(s) of Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09(c). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(c) In the event of any termination of the Commitments, the Borrower shall on the date of such termination reduce the Aggregate Revolving Credit Exposure to zero.

(d) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.11(d) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

Section 2.12 Fees. In addition to certain fees described in Section 2.06:

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee in dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.23. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). On each such payment date, the amount of facility fee which has accrued to but excluding such payment date shall be due and payable. The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Intentionally Omitted.

(c) Other Fees. (i) The Borrower shall pay fees in the amounts and at the times specified in the Fee Letter and in Section 2.06 hereof. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders, in dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.13 Interest. (a) The Loans comprising each Borrowing of Base Rate Loans shall bear interest at the Base Rate plus the Applicable Rate.

(b) The Loans comprising each Revolving Borrowing of Eurocurrency Rate Loans shall bear interest at the Eurocurrency Rate for such Interest Period plus the Applicable Rate.

(c) Intentionally Omitted.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of any other amount (other than Letter of Credit Fees), 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section or, if higher, in the case of any amount denominated in an Alternative Currency, the cost to the Lenders, as reasonably determined by the Administrative Agent, of maintaining such outstanding amount in the applicable currency or (iii) in the case of Letter of Credit Fees, 2% plus the Applicable Rate (as applicable, the “Default Rate”).

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurocurrency Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(f) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.07(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(g) If, as a result of any restatement (other than a change in reporting of historical financials as a result of the Borrower’s election of a new accounting treatment permitted under GAAP) of the financial statements of the Borrower or for any other reason (in each case, other than as a result of any change in GAAP (including the adoption of IFRS)), the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the

Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.06(k) or 2.13(d) or under Article VII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Revolving Borrowing of Eurocurrency Rate Loans:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for Loans denominated in the currency of such Revolving Borrowing for such Interest Period;

(b) the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for Loans denominated in the currency of such Revolving Borrowing for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Revolving Borrowing for such Interest Period; or

(c) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that deposits in the applicable currency in the principal amounts of the Loans comprising such Revolving Borrowing are not generally available in the London interbank market or any other market in which the Lenders shall be funding such Loans;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Revolving Borrowing of Eurocurrency Rate Loans in the affected currency shall be ineffective, (ii) if the affected currency is dollars and any Loan Notice requests a Revolving Borrowing of Eurocurrency Rate Loans, such Revolving Borrowing shall be made as a Revolving Borrowing of Base Rate Loans and (iii) if any Loan Notice requests an Alternative Currency Borrowing denominated in the affected currency, such request shall be ineffective.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) or (c) of this section with respect to any Loans (such Loans, “Impacted Loans”), the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the

Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

Section 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Eurocurrency Rate, other than as set forth below) or any L/C Issuer;

(ii) subject any Recipient to any Taxes on its Loans, loan principal, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes and (B) Excluded Taxes);

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or otherwise), then upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any L/C Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or liquidity or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate (in the case of a Eurocurrency Rate Loan) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes.

(a) Withholding of Taxes; Gross-Up. Each payment by or on account of any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority). The indemnity under this Section 2.17(d) shall be paid within ten (10) days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Documents or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (F) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f) (to the extent it is legally eligible to do so). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN-E or W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this

Agreement, IRS Form W-8BEN-E or W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit H (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments previously made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under the Loan Documents.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Except as may be reasonably specified on reasonable notice by the Administrative Agent as it from time to time deems necessary or appropriate with respect to any Alternative Currency, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) from a location in the United States of America prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except payments to be made directly to the applicable L/C Issuer or the Swing Line Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars or the applicable Alternative Currency, as the case may be.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in L/C Disbursements or Swing Line Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in L/C Disbursements and Swing Line Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in L/C Disbursements and Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in L/C Disbursements and Swing Line Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.25, or (z) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender or each L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d), 2.07(b) or 2.18(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders. (a) Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 2.17, or if any Lender gives notice pursuant to Section 2.24, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.24, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the applicable L/C Issuer and Swing Line Lender), which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, L/C Advances and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) such assignment does not conflict with applicable Laws, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20 Currency Equivalents; Currency Fluctuations. (a) On each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Alternative Currency and (ii) give notice thereof to the Borrower and the Lenders. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (each a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall during the period of their effectiveness be employed in making any computation of currency equivalents required to be made under this Agreement (other than any computation required under Section 9.14). Not later than 5:00 p.m., New York City time, on each Reset Date, on the date of each Borrowing, the Administrative Agent shall (i) determine the Dollar Equivalents of each Alternative Currency Loan then outstanding (after giving effect to any Alternative Currency Loan made or repaid on such date) and (ii) notify the Borrower and the Lenders of the results of such determination.

(b) If on any Reset Date or on the date of any Borrowing (after giving effect to any Loans to be made or repaid on such date and to any increase or decrease in the L/C Exposure to occur on such date) (i) the Alternative Currency Exposure exceeds $200,000,000 or (ii) the Aggregate Revolving Credit Exposure exceeds the Aggregate Commitments, then the Administrative Agent shall promptly notify the Borrower of such excess. Not later than four Business Days after receiving such notice the Borrower shall reduce the Alternative Currency Exposure or the Aggregate Revolving Credit Exposure, as applicable, by an amount sufficient to eliminate such excess; prior to the elimination of (A) any such excess described in clause (i), no further Loans may be made denominated in any currency other than dollars and (B) any such excess described in clause (ii), no further Loans may be made and no new Letter of Credit may be issued. If, as a result of currency exchange rate fluctuations, the Dollar Equivalent of Aggregate Revolving Credit Exposure shall exceed the Aggregate Commitments, the Borrower shall prepay the Loans as necessary to eliminate such excess at the end of applicable interest periods or, if the Dollar Equivalent of the Aggregate Revolving Credit Exposure exceeds 105% of the Aggregate Commitments, at other times.

Section 2.21 Increase in Revolving Commitments. (a) The Borrower may at any time, by written notice to the Administrative Agent, request Additional Credit Commitments from one or more Additional Credit Lenders, which may include any existing Lender; provided that at no time shall the aggregate amount of Additional Credit Commitments effected pursuant to this paragraph exceed $200,000,000; provided further that each Additional Credit Lender (and any increase in the Commitment of an Additional Credit Lender that is an existing Lender) shall be subject to the approval of the Administrative Agent, the Swing Line Lender and each L/C Issuer (which approvals shall not be unreasonably withheld). Each such notice shall set forth (A) the amount of the Additional Credit Commitments being requested (which shall be in a minimum amount of $50,000,000) and (B) the date on which such Additional Credit Commitments are requested to become effective (which shall not be less than ten business days (or such shorter period as may be acceptable to the applicable Additional Credit Lender) nor more than 45 days after the date of such notice (an “Increase Effective Date”)).

(b) The Borrower and each Person that in its sole discretion agrees to be an Additional Credit Lender in accordance with paragraph (a) above shall execute and deliver to the Administrative Agent an Additional Credit Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Additional Credit Commitment of such Additional Credit Lender. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Additional Credit Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Additional Credit Assumption Agreement, each such Additional Credit Lender shall, to the extent not an existing Lender, become a Lender hereunder and this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Additional Credit Commitment evidenced thereby.

(c) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Additional Credit Commitment pursuant to this Section 2.21, the outstanding Revolving Loans (if any) are held by the Lenders in accordance with their new pro rata percentages. This may be accomplished at the discretion of the Administrative Agent (A) by requiring the outstanding Revolving Loans to be prepaid with the proceeds of a new Revolving Borrowing, (B) by causing the existing Lenders to assign portions of their outstanding Loans to Additional Credit Lenders, which assignments shall be deemed to be effective pursuant to Section 9.04 or (C) by any combination of the foregoing. Notwithstanding the foregoing, in order to eliminate any break funding liability of the Borrower, if, upon the date that any Additional Credit Commitment becomes effective pursuant to this Section 2.21, there is an unpaid principal amount of Revolving Loans to the Borrower, the principal outstanding amount of all such Revolving Loans shall (x) in the case of Revolving Loans which are Base Rate Loans, be immediately prepaid by the Borrower (but all such Base Rate Loans may, on the terms and conditions hereof, be reborrowed on such date on a pro rata basis, based on the revised Commitments as then in effect) and (y) in the case of Eurocurrency Rate Loans, continue to remain outstanding (notwithstanding any other requirement in this Agreement that such Eurocurrency Rate Loans be held on a pro rata basis based on the revised Commitments as then in effect) until the end of the then current Interest Period therefor, at which time such Eurocurrency Rate Loans shall be paid by the Borrower to the Revolving Lenders on a pro rata basis, based on their Commitments (if any) immediately prior to giving effect to any Additional Credit Commitments (but all such Eurocurrency Rate Loans may, on the terms and conditions hereof, be reborrowed on such date on a pro rata basis, based on the Commitments as then in effect); provided, further, however, that if any Event of Default occurs prior to the end of the then current Interest Period for any such outstanding Eurocurrency Rate Loan, each Additional Credit Lender will promptly purchase assignments of each such Eurocurrency Rate Loan at par (which assignments shall be deemed effective under Section 9.04) in such amounts so that immediately after giving effect thereto, such Eurocurrency Rate Loans are held by the Lenders pro rata in accordance with their Commitments (including the Additional Credit Commitments).

(d) Notwithstanding the foregoing, no Additional Credit Commitment shall become effective under this Section 2.21 unless on the date of such effectiveness, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower.

Section 2.22 Extension of Maturity Date. (a) The Borrower may by written notice (an “Extension Notice”) delivered to the Administrative Agent not less than 30 days prior to the Maturity Date then in effect (the “Existing Maturity Date”) request a one-year extension of the Existing Maturity Date, provided that the Maturity Date may not be extended beyond March 24, 2022. Any such notice shall specify any fees that the Borrower agrees to pay as consideration for such extension. Any extension of an Existing Maturity Date shall become effective hereunder if consented to by the Required Lenders pursuant to paragraph (b) of this Section and if (i) no Default shall have occurred and be continuing on the date of the Extension Notice or the Existing Maturity Date, (ii) the representations and warranties set forth in Article III shall be true and correct in all material respects as if made on the date of such Extension Notice and the Existing Maturity Date, and (iii) the Administrative Agent shall have received a certificate, dated the Existing Maturity Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in clauses (i) and (ii) of this sentence.

(b) The effectiveness of any extension of the Maturity Date shall require the prior written consent of the Required Lenders, each Lender participating in such extension of the Maturity Date and the Administrative Agent. The Administrative Agent shall promptly furnish a copy of the Extension Notice to each Lender, and shall request that each Lender either agree to such extension or not agree thereto not later than the earlier of (i) 10 days after of receiving such Extension Notice and (ii) 20 days prior to the Existing Maturity Date. Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The decision to agree or withhold agreement to any extension of the Maturity Date hereunder shall be at the sole discretion of each Lender. The Commitment of any Lender that has declined to agree to any requested extension of the Maturity Date (a “Non-Consenting Lender”) shall terminate on the Existing Maturity Date, and the principal amount of any outstanding Loans made by such Lender, together with any accrued interest thereon, and any accrued fees and other amounts payable to or for the account of such Lender hereunder, shall be due and payable on the Existing Maturity Date. Notwithstanding the foregoing provisions of this paragraph, the Borrower shall have the right, pursuant to Section 2.19(b), to replace a Non-Consenting Lender with a Lender or other financial institution that will assume the Commitment of such Non-Consenting Lender and agree to an extension of the Maturity Date.

Section 2.23 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 9.02.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a

Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize any L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.25; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the applicable L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.25; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.23(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.23(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive fees payable under Sections 2.12(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Loans funded by it, and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.25.

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.25.

(C) With respect to any fee payable under Section 2.09(a) any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the applicable L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.25.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.23(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.24 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.25 Cash Collateral.

(a) Certain Credit Support Events. If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 7.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the applicable L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.23(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.25(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.25, 2.06, 2.18, 2.23 or 7.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.04(b))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral;

provided, however, (x) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate in any material respect any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, other than any such violation by a Subsidiary that individually or taken together with all such violations by the Subsidiaries could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate in any material respect or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, other than any such violation or default by a Subsidiary that individually or taken together with all such violations and defaults by Subsidiaries could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries.

Section 3.04 Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and related statements of operations, changes in shareholders’ equity and cash flows as of and for the fiscal year ended December 31, 2014, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the consolidated Subsidiaries as of such date and for such period in accordance with GAAP, subject to audit adjustments and the absence of footnotes.

(b) There has been no material adverse change with respect to the business, operations, performance, properties or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2014.

Section 3.05 Properties. (a) Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights and other intellectual property (other than patents) material to its business without written notice of conflict with the rights of any other Person, except for any such conflicts that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary is aware of any claim that its products or services infringe any third party patent, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters. (a) There are no actions, suits, proceedings or ongoing investigations by or before any arbitrator or Governmental Authority pending against, nor has the Borrower received written notice threatening any action, suit, proceeding or investigation against or affecting the Borrower or any of the Subsidiaries (i) which could be reasonably expected to have a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Except with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07 Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08 Investment Company Status. Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than 15%.

Section 3.11 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of the Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information, including the Information Memorandum, furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), as of the date furnished or delivered by or on behalf of the Borrower, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.12 Federal Reserve Regulations. (a) Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No Letter of Credit and no part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including, without limitation, Regulation T, U or X thereof.

Section 3.13 Use of Proceeds and Letters of Credit. The Letters of Credit and the proceeds of the Loans will be used only (a) to refinancing Indebtedness under the Existing Credit Agreement and (b) for general corporate purposes of the Borrower and the Subsidiaries, including acquisitions, subject to the limitations set forth in Section 6.06.

Section 3.14 Subsidiaries. As of the date hereof, the Persons listed on Schedule 3.14 are the only Subsidiaries and the Subsidiaries indicated on such schedule to be Material Subsidiaries are the only Material Subsidiaries.

Section 3.15 OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

Section 3.16 Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other applicable jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE IV

Conditions

Section 4.01 Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each of the Lenders to make their initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) an original Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer on behalf of such Loan Party in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and Guarantors is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, including, certified copies of the Borrower’s organization documents, certificates of good standing and/or qualification to engage in business and tax clearance certificates;

(v) favorable written opinions addressed to the Administrative Agent and the Lenders and dated as of the Closing date of (i) Laura K. Nyquist, General Counsel of the Borrower and (ii) Thompson Hine LLP, special counsel to the Borrower, substantially in the forms set forth in Exhibits C-1 and C-2, respectively, and covering such other matters relating to the Borrower, this Agreement or the transactions contemplated hereby as the Required Lenders shall reasonable request;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals of Governmental Authorities and other Persons required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and, required in connection with the Loan Documents and the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) copies of the financial statements referred to in Sections 5.01(a) and (b), and a certificate signed by a Responsible Officer of the Borrower certifying (A) that there has been no event or circumstance since the date of the Audited Financial Statements for the fiscal year ending December 31, 2014, that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (B) compliance with Section 6.11 and 6.12 as of the most recent fiscal quarter end and (C) that the conditions specified in Sections 4.02(a) and (b) have been satisfied; and

(viii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers, the Swing Line Lender or the Required Lenders reasonably may require.

(ix) evidence that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens, if any, securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released.

(b) The Term Loan Agreement shall close and become effective concurrently with the closing of this Agreement.

(c) Any fees and expenses required to be paid on or before the Closing Date shall have been paid.

(d) The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements of counsel as shall constitute its reasonable estimate of such fees, charges and disbursements of counsel incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.02, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans), an Extension Notice in accordance with Section 2.22 or a request for Additional Credit Commitments in accordance with Section 2.21 is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article III or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, any Extension Notice and any Increase Effective Date, (i) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) except that for purposes of this Section 4.02, the representations and warranties contained in Section 3.04 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 5.01 and (iii) together with any additional items that will be disclosed on updated Schedules delivered on the next scheduled delivery date, as to which the Borrower has notified the Administrative Agent in writing.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof, extension of the Maturity Date in accordance with Section 2.22 or increase in Aggregate Commitments in accordance with Section 2.21.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender, shall have received a Request for Credit Extension, the certificate referred to in Section 2.22(a) with respect to an Extension Notice or the certificate referred to in Section 2.21(d) with respect to any increase in Aggregate Commitments, as applicable, in accordance with the requirements hereof.

(d) The Administrative Agent shall have received such other approvals, opinions or documents as the Required Lenders, through the Administrative Agent, may reasonably request.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans), certificate referred to in Section 2.22(a) with respect to an Extension Notice and certificate referred to in Section 2.21(d) with respect to any increase in the Aggregate Commitments, as applicable, submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension, the effective date of an Extension Notice or the Increase Effective Date, as applicable.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all L/C Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, changes in shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers, L.L.P., or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, changes in shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Responsible Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) of the components of the Leverage Ratio as of the last day of the fiscal period in respect of which such financial statements are being delivered and (B) confirming compliance with Sections 6.11 and 6.12 and each other provision of Article VI imposing a numerical limit, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Audited Financial Statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of consolidated financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their audit of such consolidated financial statements of any Default insofar as it relates to accounting matters (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $25,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”

Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

Section 5.04 Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to customary self-insurance).

Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities (including with respect to ERISA if applicable). The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07 Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply in all material respects with all laws, rules, regulations and orders (including ERISA if applicable) of any Governmental Authority applicable to it or its property, except such as may be contested by the Borrower or the applicable Subsidiary in good faith or as to which a bona fide dispute may exist and except for noncompliance by any Subsidiary that individually or taken together with all noncompliance by Subsidiaries could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Material Subsidiaries. Within 60 days after (a) the formation or acquisition of any new direct or indirect Subsidiary by any Loan Party that qualifies as a Material Subsidiary or (b) any existing Subsidiary becomes a Material Subsidiary, the Borrower shall, at the Borrower’s expense, (x) cause such Material Subsidiary, and cause each direct and indirect parent of such Material Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a joinder agreement satisfactory to the Administrative Agent, pursuant to which such Material Subsidiary shall join as a party to the Guaranty (or execute and deliver a separate new Guaranty substantially in the form of the existing Guaranty), and (y) if requested by the Administrative Agent or the Required Lenders, deliver to the Administrative Agent, a signed copy of a favorable opinion of counsel for the Loan Parties reasonably acceptable to the Administrative Agent (certain of which opinions, in the Administrative Agent’s discretion, may be given by in-house counsel) as to such matters as the Administrative Agent may reasonably request.

Section 5.09 Use of Proceeds. The proceeds of the Credit Extensions shall be used for general corporate purposes of the Borrower and its Subsidiaries not in contravention of any Law or any Loan Document.

Section 5.10 Sanctions and Anti-Corruption Laws. Conduct its businesses in compliance with all applicable Sanctions and with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar applicable anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with such Sanctions and such laws.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all L/C Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

(c) Guarantees by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary to the extent such Indebtedness is permitted under this Agreement;

(d) Indebtedness of any Subsidiary as an account party in respect of trade letters of credit;

(e) Indebtedness of a special purpose subsidiary which is established for the purpose of issuing Indebtedness guaranteed by the Borrower and which does not own any material assets other than an intercompany loan(s) to the Borrower; and

(f) other Indebtedness of the Subsidiaries in an aggregate principal amount outstanding at any time that, when aggregated (without duplication) with the aggregate amount of all claims and obligations secured by Liens permitted pursuant to clause (c) of Section 6.02, with the aggregate amount of Attributable Indebtedness incurred in connection with sale and leaseback transactions permitted pursuant to clause (b) of Section 6.03 and with any San Diego Excess Amount incurred pursuant to clause (a) of Section 6.03 does not exceed the greater of (i) $150,000,000 and (ii) 15% of Consolidated Tangible Assets as of the last day of the most recent fiscal period in respect of which financial statements shall have been delivered pursuant to Section 5.01.

Section 6.02 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) filings of UCC financing statements or other similar filings in foreign jurisdictions with respect to Non-Recourse Receivables Sales permitted by Section 6.05; and

(c) other Liens not otherwise permitted under the foregoing clauses (a) and (b) securing claims in an aggregate amount at any time outstanding that when aggregated (without duplication) with all Indebtedness incurred under clause (e) of Section 6.01, with the aggregate amount of Attributable Indebtedness incurred in connection with sale and leaseback transactions permitted pursuant to clause (b) of Section 6.03 and with the any San Diego Excess Amount incurred pursuant to clause (a) of Section 6.03 does not exceed the greater of (i) $150,000,000 and (ii) 15% of Consolidated Tangible Assets as of the last day of the most recent fiscal period in respect of which financial statements shall have been delivered pursuant to Section 5.01.

Section 6.03 Sale and Leaseback Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into or permit to exist any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided, however, that, notwithstanding the above, the Borrower or any Subsidiary may engage in or permit to exist (a) any sale and leaseback of the San Diego Facility, provided that if the Attributable Indebtedness incurred in connection therewith exceeds $100,000,000, the amount of such Attributable Indebtedness in excess of $100,000,000 (the “San Diego Excess Amount”) shall be included in the calculations set forth in Section 6.01(f), Section 6.02(c) and clause (b) of this Section 6.03, and (b) any other sale and leaseback transaction if, immediately after the consummation of such transaction, the aggregate outstanding amount of Attributable Indebtedness incurred in connection with all sale and leaseback transactions referred to in this clause (b) of Section 6.03, when aggregated (without duplication) with any San Diego Excess Amount incurred under clause (a) of this Section 6.03, all Indebtedness incurred under clause (e) of Section 6.01 and with the aggregate amount of all claims and obligations secured by Liens permitted pursuant to clause (c) of Section 6.02, does not exceed the greater of (i) $150,000,000 and (ii) 15% of Consolidated Tangible Assets as of the last day of the most recent fiscal period in respect of which financial statements shall have been delivered pursuant to Section 5.01. In addition, and notwithstanding the above, the Borrower and any Subsidiary may, free from the restriction contained in this Section, lease back all or a portion of real property (and any related personal property or fixtures) sold by it, provided that such lease is for a term not in excess of six months and such sale is not entered into for financing purposes.

Section 6.04 Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person may merge with or into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary that is not a Material Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary and any Material Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or any other Material Subsidiary, (iv) any Subsidiary may merge with or into any Material Subsidiary in a transaction in which the surviving entity is a Material Subsidiary and (v) any Subsidiary that is not a Material Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and any distribution or other transfer of assets in connection with such liquidation or dissolution is made to the Borrower or another Subsidiary in an amount consistent with such Person’s ownership percentage of the Subsidiary being dissolved or liquidated.

(b) The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any line of business material to the Borrower and the Subsidiaries, taken as a whole, other than businesses currently conducted by the Borrower and the Subsidiaries and businesses in the information technologies or computer industries and businesses reasonably related thereto.

Section 6.05 Asset Sales. The Borrower will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or a substantial portion of its assets (whether now owned or hereafter acquired), except that the Borrower and the Subsidiaries may (i) sell, lease or otherwise dispose of inventory as a part of the outsourcing of a manufacturing activity previous conducted by the Borrower pursuant to which the Borrower or the Subsidiaries intend to repurchase substantially all of such inventory (or goods manufactured therewith) for resale to customers, (ii) sell, lease or otherwise dispose of inventory and obsolete equipment, in the ordinary course of business, (iii) sell, lease or otherwise dispose of property in any individual transaction not related to any other such transaction if the aggregate fair market value of the assets sold, leased or otherwise disposed of in such transaction is less than $5,000,000, (iv) sell, lease or otherwise dispose of property to the Borrower or a Subsidiary in any transaction permitted by Section 6.04(a)(iii), (v) sell accounts receivable in Non-Recourse Receivables Sales, provided that the aggregate amount of accounts receivable of the Borrower and the Subsidiaries which shall have been sold in Non-Recourse Receivables Sales pursuant to this Section 6.05 during any fiscal quarter shall not exceed the greater of (x) $150,000,000 and (y) 15% of the amount equal to the aggregate amount outstanding of all accounts receivable of the Borrower and the Subsidiaries as of the last day of such fiscal quarter plus the aggregate amount of such accounts receivable sold during such quarter in Non-Recourse Receivables Sales, (vi) sell (and leaseback) the San Diego Facility to the extent permitted under Section 6.03, and (vii) sell, lease or otherwise dispose of property in any other transaction otherwise permitted under this Agreement, provided that the aggregate book value of all assets sold, leased or otherwise disposed of in transactions under this clause (vi) shall not when taken together at the time of each such sale, lease or other disposition exceed the greater of (x) $150,000,000 and (y) 15% of Consolidated Tangible Assets as of the last day of the most recent fiscal period in respect of which financial statements have been delivered pursuant to Section 5.01 at such time.

Section 6.06 Margin Stock; Unfriendly Acquisitions. No Credit Extension will be used, (a) whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including, without limitation, Regulation T, U or X thereof, or (b) directly or through any Subsidiary, to finance any Unfriendly Acquisition, or (c) upon the occurrence and during the continuation of a Default, to finance any Acquisition.

Section 6.07 Fiscal Year. The Borrower will not change its fiscal year end from December 31.

Section 6.08 Restrictive Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to such restrictions and conditions applicable to any Subsidiary acquired after the date hereof if such restrictions and conditions existed at the time such Subsidiary was acquired and were not created in anticipation of such acquisition and (vii) the foregoing shall not apply to one or more Subsidiaries having any such restriction or condition so long as any such Subsidiary is not a Material Subsidiary, and each such Subsidiary together with all other such Subsidiaries in the aggregate shall not account for more than 10% of the gross revenues for the most recently ended fiscal year of the Borrower and the Subsidiaries, taken as a whole.

Section 6.09 Transactions with Non-Material Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction of any kind with any Subsidiary that is not a Material Subsidiary (each, a “Non-Material Subsidiary”), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arms’ length transaction with a Person other than a Non-Material Subsidiary.

Section 6.10 Investments. The Borrower will not, and will not permit any Subsidiary to, hold any Investments, except (a) Investments permitted under Section 6.01 and not prohibited by Section 6.06 and (b) other Investments that could not reasonably be expected to have a Material Adverse Effect.

Section 6.11 Cash Interest Coverage Ratio. The Borrower will not permit the ratio of Consolidated EBITDA to Consolidated Cash Interest Expense for any period of four consecutive fiscal quarters to be less than 3.00 to 1.00.

Section 6.12 Leverage Ratio. The Borrower will not permit the Leverage Ratio on the last day of any fiscal quarter to be more than 3.00 to 1.00.

Section 6.13 Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

Section 6.14 Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar applicable anti-corruption legislation in other jurisdictions.

ARTICLE VII

Events of Default

Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been materially incorrect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or 5.03 (with respect to the Borrower’s existence) or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall be in default with respect to any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness;

(g) (i) any “Event of Default” shall occur under the Term Loan Agreement or (ii) any event or condition occurs that results in any Material Indebtedness becoming due or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity and any applicable grace period specified in the agreement or instrument evidencing such Material Indebtedness shall have expired or there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $50,000,000; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted under Section 6.05;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment or (ii) any non-monetary judgment, order or decree is entered against the Borrower or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) any provision of any Loan Document (excluding any Swap Contract), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document (excluding any Swap Contract); or any Loan Party denies that it has any or further liability or obligation under any Loan Document (excluding any Swap Contract), or purports to revoke, terminate or rescind any provision of any Loan Document (excluding any Swap Contract); provided, that this provision shall not apply to (i) any event described in this clause (n) arising with respect to any former Loan Party that ceased to be a Loan Party in a manner permitted hereunder before such event occurred and (ii) any Swap Contract (which shall be governed by Section 7.01(g) hereof);

then the Administrative Agent may, and at the request of the Required Lenders or upon the occurrence of an event described in the proviso to Section 7.02, shall, take any or all of the actions described in Section 7.02.

Section 7.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of any event described in Section 7.01(h) or Section 7.01(i) with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 7.03 Application of Funds. After the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 7.02), any amounts received by the Administrative Agent on account of the Obligations shall, subject to the provisions of Sections 2.23 and 2.25, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees and Commitment Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or any L/C Issuer) and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, Commitment Fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Swap Contracts to which any Swap

Bank is a party, ratably among the Lenders, the L/C Issuers and the Swap Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the applicable L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.06 and 2.25; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.06(d), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Swap Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Bank, as the case may be. Each Swap Bank not a party to this Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

ARTICLE VIII

The Administrative Agent

Each Lender and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefore to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth herein or in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.02 and 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, a Lender, or an L/C Issuer and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or, except as provided in clause (v) below, conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Credit Extension. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

If the bank serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such bank remove such bank as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent other than as provided in Section 2.17(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.06(d). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation. Upon the appointment by the Borrower of a successor L/C Issuer with respect to the Letters of Credit issued by Bank of America and the related L/C Obligations (which may be another existing L/C Issuer) or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

The banks (or Affiliates thereof) identified in this Agreement as a “syndication agent,” “documentation agent” or “bookrunner” or Arrangers shall not have any right, power, liability, responsibility or duty under this Agreement other than those applicable to all banks herein.

In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than Obligations relating to any Swap Contract) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.06, 2.12 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Material Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Article VIII.

Except as otherwise expressly set forth herein or in the Guaranty, no Swap Bank that obtains the benefits of Article VIII, the Guaranty by virtue of the provisions hereof or of the Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Contracts unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Bank.

ARTICLE IX

Miscellaneous

Section 9.01 Notices.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(1) if to the Borrower, Administrative Agent, Swing Line Lender or Bank of America as an L/C Issuer, to the notice address set forth on Schedule 9.01; and

(2) if to any other Lender or any other L/C Issuer, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swingline Lender, each L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests, Loan Notices, Swing Line Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any L/C Issuer or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the L/C Issuers and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified, except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender or increase the Swing Line Commitment of any Swing Line Lender without the written consent of such Swing Line Lender, (ii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or Letter of

Credit or any fee payable hereunder without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of any principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, provided, however, that only the consent of the Borrower and the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) waive any condition set forth in Section 4.01(a) without the written consent of each Lender, or (vii) release any Guarantor from the Guaranty without the written consent of each Lender; provided further that (A) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (B) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (D) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender and (y) this Agreement may be amended to extend the Maturity Date or to provide for Additional Credit Commitments in the manner contemplated by Sections 2.21 and 2.22 and without any additional consents. Notwithstanding the foregoing, no amendment or amendment and restatement of this Agreement that is in all other respects approved by the Lenders in accordance with this Section 9.02 shall require the consent or approval of any Lender (i) which immediately after giving effect to such amendment or amendment and restatement, shall have no Commitment or other obligation to maintain or extend credit under this Agreement (as so amended or amended and restated), including, without limitation, any obligation in respect of any drawing under or participation in any Letter of Credit and (ii) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, shall have been paid in full all amounts owing to it hereunder (including, without limitation principal, interest and fees). From and after the effectiveness of any such amendment or amendment and restatement, any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto; provided, that any such Lender shall retain the benefit of indemnification and other provisions hereof which, by the terms hereof, would survive a termination of this Agreement.

Section 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel (including the allocated costs and expenses of in-house counsel), in connection with the syndication of the credit facility provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the applicable L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any L/C Issuer or any Lender, including the fees, charges and disbursements of any counsel (including, in the case of the Administrative Agent, allocated costs and expenses of in-house counsel) for the Administrative Agent, any L/C Issuer or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 2.17), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any L/C Issuer or the Swing Line Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such L/C Issuer or the Swing Line Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such L/C Issuer or the Swing Line Lender in its capacity as such.

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

(f) The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any L/C Issuer that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 9.04, or (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any

Affiliate of any L/C Issuer that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) each of the Borrower (except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund), the Administrative Agent, each L/C Issuer and the Swing Line Lender must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws, (v) no such assignment shall be made to any Person that, through its lending offices, is not capable of lending the applicable Alternative Currencies to the Borrower without the imposition of any additional Indemnified Taxes and (vi) no such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (vi); and provided further that any consent of the Borrower otherwise required under this paragraph shall (x) not be required if an Event of Default under Article VII has occurred and is continuing and (y) be deemed consented to unless Borrower shall object thereto by written notice to the Administrative Agent within five (5) Business Days after receiving any notice under this paragraph. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder, to the extent not already a party hereto, shall become a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have (in addition to any such rights and obligations theretofore held by it) the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the L/C Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, any L/C Issuer and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower, the Administrative Agent, any L/C Issuer or any Swing Line Lender, sell participations to one or more banks or other entities (other than a Defaulting Lender) (each, a “Participant”) in all or a portion of such

Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and L/C Disbursements owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, each L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant, if notice of such Participant is given to the Borrower, also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(f) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America or any other L/C Issuer assigns all of its Commitment and Loans pursuant to subsection (b) above, then (i) Bank of America or such other L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) Bank of America may, upon 30 days’ notice to the Borrower, resign as the Swing Line Lender. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer (which may be an existing L/C Issuer) or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or the applicable L/C Issuer as an L/C Issuer or of Bank of America as the Swing Line Lender, as the case may be. If Bank of America or any other L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto. Upon the appointment of a successor L/C Issuer with respect to such resigning L/C Issuer (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (y) such successor L/C Issuer (or another of the L/C Issuers, as may be arranged by the Borrower) shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the resigning L/C Issuer and outstanding at the time of such succession, or make other arrangements satisfactory to Bank of America or such other resigning L/C Issuer to effectively assume the obligations of Bank of America or such other resigning L/C Issuer with respect to such Letters of Credit. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation. Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.

(i) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any L/C Disbursement or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and L/C Disbursements, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, any notes issued pursuant to it and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08 Right of Setoff; Payments Set Aside. (a) If an Event of Default shall have occurred and be continuing, each of the Lenders and each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or such L/C Issuer, as the case may be, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each L/C Issuer under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender and such L/C Issuer may have.

(b) To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender (including any Defaulting Lender) exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any L/C Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this

Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. (a) Each of the Administrative Agent, the L/C Issuers and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and its and its Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which event, the party receiving such subpoena or legal process will, if permitted, as promptly as practicable give notice thereof to the Borrower and use reasonable efforts, at the expense of the Borrower, to cooperate with the Borrower in seeking a protective order), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section and naming the Borrower as a third party beneficiary (in the absence of a provision naming the Borrower as a third party beneficiary, the applicable Lender hereby agrees to use its reasonable efforts, at the expense of the Borrower, upon the request of the Borrower to enforce such agreement), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any counterparty to, or any prospective counterparty to (or such counterparty or prospective counterparty’s advisors), any swap, securitization or derivative, or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any L/C Issuer or any Lender or any of their Affiliates on a nonconfidential basis from a source other than the Borrower not known by it to be bound by obligations of confidentiality. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any L/C Issuer or any Lender or any of their Affiliates on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS. ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

Section 9.14 Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.15 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor either Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor either Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and either Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.17 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 9.18 Keepwell. The Borrower at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the Borrower’s obligations and undertakings under this Section 9.18 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of the Borrower under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. The Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TERADATA CORPORATION, as Borrower

By:	/s/ STEPHEN M. SCHEPPMANN
	Name:	Stephen M. Scheppmann
	Title:	Executive Vice President and Chief Financial Officer

Signature Page

REVOLVING CREDIT AGREEMENT

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ PATRICK MARTIN
	Name:	Patrick Martin
	Title:	Managing Director

BANK OF AMERICA, N.A., as an L/C Issuer, a Swing Line Lender, and as a Lender

By:	/s/ PATRICK MARTIN
	Name:	Patrick Martin
	Title:	Managing Director

Signature Page

REVOLVING CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as an L/C Issuer and as a Lender

By:	/s/ DIANE M. FAUNDA
	Name:	Diane M. Faunda
	Title:	Managing Director

Signature Page

REVOLVING CREDIT AGREEMENT

CITIBANK, N.A.

By:	/s/ JAMES M. WALSH
	Name:	James M. Walsh
	Title:	Vice President & Managing Director

Signature Page

REVOLVING CREDIT AGREEMENT

HSBC BANK USA, N.A.

By:	/s/ DEVIN MOORE
	Name:	Devin Moore
	Title:	Vice President

Signature Page

REVOLVING CREDIT AGREEMENT

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ MATTHEW ANTIOCO
	Name:	Matthew Antioco
	Title:	Vice President

Signature Page

REVOLVING CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ MATT S. SCULLIN
	Name:	Matt S. Scullin
	Title:	Vice President

Signature Page

REVOLVING CREDIT AGREEMENT

STANDARD CHARTERED BANK

By:	/s/ FELIPE MACIA
	Name:	Felipe Macia A2789
	Title:	Managing Director, Syndications, America

And:	/s/ HSING H. HUANG
	Name:	Hsing H. Huang
	Title:	Associate Director
Standard Charter Bank NY

Signature Page

REVOLVING CREDIT AGREEMENT

WELLS FARGO BANK, N.A.

By:	/s/ LACY HOUSTOUN
	Name:	Lacy Houstoun
	Title:	Director

Signature Page

REVOLVING CREDIT AGREEMENT

SCHEDULES TO

TERADATA CREDIT AGREEMENT

Schedule 2.01	-	Commitments
Schedule 3.14	-	Subsidiaries
Schedule 6.08	-	Existing Restrictions
Schedule 9.01	-	Notice Addresses

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment	Percentage
Bank of America, N.A.	$70,000,000.00	17.500000000%
JPMorgan Chase Bank, N.A.	$70,000,000.00	17.500000000%
Citibank, N.A.	$52,000,000.00	13.000000000%
HSBC Bank USA, N.A.	$52,000,000.00	13.000000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$52,000,000.00	13.000000000%
U.S. Bank National Association	$52,000,000.00	13.000000000%
Standard Chartered Bank	$26,000,000.00	6.500000000%
Wells Fargo Bank, N.A.	$26,000,000.00	6.500000000%

TOTALS	$400,000,000.00	100.0000000000%

SCHEDULE 3.14

SUBSIDIARIES OF TERADATA CORPORATION

Name of Subsidiary	Organized under the Laws of
Teradata International, Inc.*	Delaware
Teradata US, Inc.*	Delaware
Teradata Operations, Inc.*	Delaware
Teradata Government Systems LLC	Delaware
Teradata Taiwan LLC	Delaware
Teradata Argentina Holdings LLC	Delaware
Teradata Belgium Holdings LLC	Delaware
Teradata Bermuda Holdings LLC	Delaware
Teradata Brazil Holdings LLC	Delaware
Teradata Chile Holdings LLC	Delaware
Teradata Colombia Holdings LLC	Delaware
Teradata Egypt Holdings LLC	Delaware
Teradata India Holdings LLC	Delaware
Teradata Indonesia Holdings LLC	Delaware
Teradata International Services LLC	Delaware
Teradata Mexico Holdings LLC	Delaware
Teradata Netherlands Holdings LLC	Delaware
Teradata New Zealand Holdings LLC	Delaware
Teradata Philippines LLC	Delaware
Teradata Ukraine Holdings LLC	Delaware
TD Nameholder Corporation	Delaware
Teradata de Argentina S.R.L.	Argentina
Teradata Australia Pty Ltd	Australia
Teradata GmbH	Austria
Teradata Belgium SNC	Belgium
Teradata Bermuda IP Holdings L.P.	Bermuda
Teradata Financing Holdings L.P.	Bermuda
Teradata Bermuda Holdings ULC	Bermuda
Teradata Bermuda Operations Holdings ULC	Bermuda
TRDT Brasil Tecnologia Ltda.	Brazil
TRDT Brasil Holdings Ltda.	Brazil

Name of Subsidiary	Organized under the Laws of
Teradata Information Systems (Beijing) Limited	China
Teradata Canada ULC	Canada
Teradata Chile Tecnologías de Información Limitada	Chile
TDC Colombia Limitada	Colombia
Teradata Czeska republika spol. s r.o.	Czech Republic
Teradata Danmark ApS	Denmark
Teradata Egypt WLL	Egypt
Teradata Finland Oy	Finland
Teradata France S.A.S.	France
Teradata GmbH	Germany
Teradata Germany Holdings GmbH	Germany
Teradata (Hong Kong) Limited	Hong Kong
Protagona Worldwide Limited	Hong Kong
Teradata Magyarorszag Kft.	Hungary
Teradata India Private Limited	India
Lunexa Advantage Knowledge Processing Services Private Limited	India
PT. Tdata Indonesia	Indonesia
Teradata Ireland Limited	Ireland
Teradata Ireland Holdings L.P.	Ireland
Teradata Ireland Operations L.P.	Ireland
Teradata International Sales Limited	Ireland
Teradata Israel Holdings Ltd.	Israel
Teradata Israel Ltd.	Israel
Teradata Italia S.r.l.	Italy
Teradata Japan Ltd.	Japan
TeraWarehouse Korea Co., Ltd.	Korea
TData Corporation (Malaysia) Sdn. Bhd.	Malaysia
Teradata Solutions México, S. de R.L. de C.V.	Mexico
Teradata de México, S. de R.L. de C.V.	Mexico
Teradata Netherlands B.V.	Netherlands
Teradata Finance Company B.V.	Netherlands
Teradata (NZ) Corporation	New Zealand
Teradata Norge AS	Norway
Teradata Pakistan (Private) Limited	Pakistan
Teradata Global Consulting Pakistan (Private) Limited	Pakistan

Name of Subsidiary	Organized under the Laws of
Teradata Chile Tecnologías de Información Limitada – Sucursal Perú	Peru
Teradata Philippines, LLC, Manila Branch	Philippines
Teradata GCC (Philippines), Inc.	Philippines
Teradata Polska Sp. z o.o.	Poland
“Teradata” LLC	Russia
Teradata Saudi Arabia LLC	Saudi Arabia
Teradata (Singapore) Pte. Ltd.	Singapore
Teradata Iberia SL	Spain
Teradata Sweden AB	Sweden
Teradata (Schweiz) GmbH	Switzerland
Teradata Taiwan LLC, Taiwan branch	Taiwan
Teradata (Thailand) Co., Ltd.	Thailand
Teradata Bilisim Sistemleri Limited Sirketi	Turkey
Teradata (UK) Limited	United Kingdom
eCircle Ltd.	United Kingdom
Teradata Ukraine LLC	Ukraine

*	Indicates a Material Subsidiary and Guarantor

SCHEDULE 6.08

EXISTING RESTRICTIONS

Restrictions under Section 6.08 of the Term Loan Agreement and any substantially similar restrictions included in any credit agreement initially or successively refinancing the Term Loan Agreement.

SCHEDULE 9.01

NOTICE ADDRESSES

Administrative Agent:

Agency Servicing:

Primary	Charles Hensley (daily borrowing/repaying activity)
	Telephone:	980-388-3225
	Telecopy:	704-719-5362
	Email:	charles.hensley@baml.com

Wire Instructions:	Bank of America, N.A.
New York, NY
	ABA#:	026009593
	Acct. #:	1366212250600
	Attn:	Credit Services
	Ref:	Teradata

Agency Management:

Primary	Joan Mok	(financial reporting requirement, notices,
	Vice President	bank group communications)
Bank of America
555 California St
San Francisco, CA 94104
	Mail Code:	CA5-705-04-09
	Telephone:	415-436-2776
	Telecopy:	415-503-5085
	Email:	joan.mok@baml.com

Secondary	Anthea Del Bianco
Vice President
Bank of America
555 California Street
San Francisco, CA 94104
	Mail Code:	CA5-705-04-09
	Mail Code:	CA5-701-05-19
	Telephone:	415-436-2776
	Telecopy:	415-503-5101
	Email:	Anthea.del_bianco@baml.com

L/C Issuer:

Standy Letters of Credit:

Bank of America, N.A.
Trade Operations
Mail Code: PA6-580-02-30
1 Fleet Way
Scranton, PA 18507
	Telephone:	570-496-9619
	Telecopy:	800-755-8740
	Email:	tradeclientserviceteamus@baml.com

Alfonso Malave
	Telephone:	570-496-9622
	Telecopy:	800-755-8743
	Email:	alfonso.malave@baml.com

Borrower:	Teradata Corporation
10000 Innovation Drive
Dayton, OH 45342
	Attention:	Justin Bell, Assistant Treasurer
	Telecopy:	513-719-9027

EXHIBITS TO

TERADATA CREDIT AGREEMENT

Exhibit A	-	Form of Loan Notice
Exhibit B	-	Form of Swing Line Loan Notice
Exhibit C	-	Form of Opinion
Exhibit D	-	Form of Assignment and Assumption
Exhibit E	-	Form of Note
Exhibit F	-	Form of Guaranty
Exhibit G	-	Form of Compliance Certificate
Exhibit H	-	Form of U.S. Tax Certificate

Exhibit A

to Teradata Credit Agreement

FORM OF

LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of March 25, 2015 (as amended, restated or otherwise modified from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among TERADATA CORPORATION, a Delaware corporation (the “Borrower”), each lender and agent from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐ A Revolving Loan            ☐ A conversion or continuation of Revolving Loans

1.	On (a Business Day).

2.	In [dollars] [list Alternative Currency].

3.	In the amount of [$ ] [Alternative Currency Amount].

4.	Comprised of .

[Type of Revolving Loan requested: Base Rate Loan or Eurocurrency Rate Loan]

5.	For Eurocurrency Rate Loans: with an Interest Period of months.

6.	Disburse proceeds of Borrowing to the following account: .

TERADATA CORPORATION

By:

Name:

Title:

A-1

Exhibit B

to Teradata Credit Agreement

FORM OF

SWING LINE LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of March 25, 2015 (as amended, restated or otherwise modified from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among TERADATA CORPORATION, a Delaware corporation (the “Borrower”), each lender and agent from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.05(a) of the Agreement.

TERADATA CORPORATION

By:

Name:
Title:

B-1

Exhibit C

to Teradata Credit Agreement

FORM OF

OPINIONS

See Attached.

C-1

Exhibit D

to Teradata Credit Agreement

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender.]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	TERADATA CORPORATION

4.	Administrative Agent: BANK OF AMERICA, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Revolving Credit Agreement, dated as of March 25, 2015, among the Borrower, the financial institutions from time to time party thereto as lenders and/or agents, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment for all Lenders[7]	Amount of Commitment Assigned	Percentage Assigned of Commitment[8]		CUSIP Number
		$	$		%

		$	$		%

		$	$		%

[7.	Trade Date: ][9]

8.	Effective Date: , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee and, if available, its market entity identifier, as appropriate.
[7]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders hereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S10]

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][11]

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]12 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][13]

TERADATA CORPORATION, as Borrower

By:
Title:

[10]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuers) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

TERADATA CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the [relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E

to Teradata Credit Agreement

FORM OF

NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”) permitted by the Agreement (as hereinafter defined), in accordance with the provisions of the Agreement, the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Revolving Credit Agreement, dated as of March 25, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, each lender and/or agent from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.10(a) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in dollars or the applicable Alternative Currency, as the case may be, in Same Day Funds at the Administrative Agent’s Office for the applicable currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. If one or more of the Events of Default specified in the Agreement occurs and is continuing, all amounts then remaining unpaid on this Note shall become under certain circumstances, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

TERADATA CORPORATION,
a Delaware corporation

By:

Name:

Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

FORM OF

GUARANTY

GUARANTY AGREEMENT

This GUARANTY AGREEMENT, dated as of March 25, 2015 (this “Agreement”), is made by each Material Subsidiary (such capitalized term and all other capitalized terms not otherwise defined herein to have the meanings provided for in the recitals or in Article I below) of TERADATA CORPORATION (the “Borrower”) listed on the signature pages hereof (such Material Subsidiaries, together with any Additional Guarantors which hereafter become a party to this Agreement pursuant to Section 5.06, are collectively referred to as the “Guarantors” and individually as a “Guarantor”), in favor of BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for each of the Lenders and each L/C Issuer.

RECITALS

WHEREAS, pursuant to a Revolving Credit Agreement, dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, the Administrative Agent, and the other agents party thereto, and the other Loan Documents referred to therein, the Lenders and the L/C Issuers have agreed to make certain extensions of credit to or for the benefit of the Borrower;

WHEREAS, the obligations of the Lenders and the L/C Issuers to make Credit Extensions to or for the benefit of the Borrower under the Credit Agreement are conditioned upon, among other things, the execution and delivery of this Agreement by each Guarantor;

WHEREAS, each Guarantor is engaged in a business which is related to the business of the Borrower and will derive substantial direct and indirect benefits from the Credit Agreement and the Credit Extensions to be made or issued thereunder by the Lenders and the L/C Issuers to or for the benefit of the Borrower; and

WHEREAS, each Guarantor is willing to guarantee the Obligations of the Borrower as hereinafter provided in order to obtain such benefits;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders and the L/C Issuers to make Credit Extensions to the Borrower pursuant to the Credit Agreement, each Guarantor agrees, for the benefit of each Credit Party, as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Additional Guarantors” is defined in Section 5.06(b).

“Administrative Agent” is defined in the preamble.

“Agreement” is defined in the preamble.

“Borrower” is defined in the preamble.

“Credit Agreement” is defined in the first recital.

“Credit Parties” means the Administrative Agent, each Lender, any L/C Issuer and each Swap Bank.

“Guaranteed Obligations” is defined in Section 2.01.

“Guarantor” and “Guarantors” are defined in the preamble.

“Post Petition Interest” is defined in Section 2.04(b)(ii).

“Subordinated Obligations” is defined in Section 2.04(b).

“Termination Date” means, with respect to any Guarantor, the earlier of (a) the date on which all of the following events occur: (i) the payment in full in cash and performance in full of all of the Obligations; (ii) the termination or expiration of the Availability Period; and (iii) the termination or expiration of all Letters of Credit and (b) the date on which such Guarantor is released from its obligations under this Agreement in connection with a sale or dissolution of such Guarantor in accordance with Section 5.06(d) hereof or otherwise in accordance herewith and with the Credit Agreement.

1.02 Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

1.03 Other Interpretive Provisions. The rules of construction in Section 1.03 of the Credit Agreement shall be equally applicable to this Agreement.

ARTICLE II

GUARANTEE

2.01 Guarantee; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower and all Obligations of each other Guarantor now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments, amendments and restatements, replacements or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (the Obligations of the

Borrower and the other Guarantors guaranteed by each Guarantor being the “Guaranteed Obligations” of such Guarantor), and agrees to pay any and all expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) incurred by the Administrative Agent or any other Credit Party in enforcing any rights under this Agreement or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s Obligations hereunder shall extend to all amounts that constitute part of the Guaranteed Obligations of such Guarantor and would be owed by any other Loan Party to any Credit Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each Guarantor, and the Administrative Agent, for itself and each other Credit Party, hereby confirms that it is the intention of all such Persons that this Agreement and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Law to the extent applicable to this Agreement and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Credit Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Agreement at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Agreement not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Credit Party under this Agreement, such Guarantor will contribute, to the maximum extent permitted by Law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Credit Parties under or in respect of the Loan Documents.

2.02 Guarantee Absolute. Each Guarantor guarantees that the Guaranteed Obligations of such Guarantor will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Credit Party with respect thereto. The Obligations of each Guarantor under or in respect of this Agreement are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. This Agreement is a present and continuing, absolute and unconditional guarantee of payment when due, and not of collection, by each Guarantor jointly and severally with each other Guarantor of the Obligations of the Borrower or any other Guarantor. The liability of each Guarantor under this Agreement shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, to the fullest extent permitted by applicable Law, any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, release, subordination or amendment or waiver of, or consent to departure from, any other guarantee, for all or any of the Guaranteed Obligations;

(d) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries or any insolvency, bankruptcy, reorganization or other similar proceeding under Debtor Relief Laws affecting the Borrower or any other Loan Party or its assets or any resulting release or discharge of any Guaranteed Obligation;

(e) the existence of any claim, setoff or other right which any Guarantor may have at any time against any Loan Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transaction;

(f) any provision of applicable Law purporting to prohibit the payment or performance by any Loan Party of any of the Obligations of such Loan Party;

(g) any failure of any Credit Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Credit Party (each Guarantor waiving any duty on the part of the Credit Parties to disclose such information);

(h) the failure of any other Person to execute or deliver this Agreement or any other guarantee or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(i) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Credit Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

2.03 Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives, to the extent permitted by applicable Law, promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that any Credit Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person.

(b) Each Guarantor hereby unconditionally and irrevocably waives, to the extent permitted by applicable Law, any right to revoke this Agreement and acknowledges that this Agreement is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives, to the extent permitted by applicable Law, (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Credit Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Agreement, foreclose under any mortgage by non-judicial sale, and each Guarantor hereby waives, to the extent permitted by applicable Law, any defense to the recovery by the Administrative Agent and the other Credit Parties against such Guarantor of any deficiency after such non-judicial sale and any defense or benefits that may be afforded by applicable Law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Credit Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Credit Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2.02 and this Section 2.03 are knowingly made in contemplation of such benefits.

2.04 Subordination. (a) Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Guarantor or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution (pursuant to Section 2.01(c) or otherwise) or indemnification and any right to participate in any claim or remedy of any Credit Party against the Borrower, any other Guarantor or any other insider guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Guarantor or any other insider guarantor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right without the prior written consent of the Administrative Agent, unless and until the Termination Date has occurred.

(b) Each Guarantor hereby agrees that any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party, including pursuant to Section 2.01(c) (collectively, the “Subordinated Obligations”), are hereby subordinated to the prior payment in full in cash of the Obligations of such other Loan Party under the Loan Documents to the extent and in the manner hereinafter set forth in this Section 2.04(b):

(i) Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), however, unless the Administrative Agent otherwise agrees in writing, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(ii) In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that unless the Administrative Agent otherwise agrees in writing the Credit Parties shall be entitled to receive payment in full in cash of all Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) of each other Loan Party before such Guarantor receives payment of any Subordinated Obligations of such other Loan Party.

(iii) After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of any Subordinated Obligations due to such Guarantor from any other Loan Party as trustee for the Credit Parties and deliver such payments to the Administrative Agent for application to the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Agreement.

(iv) After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (A) in the name of any Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations due to such Guarantor and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and

(B) to require any Guarantor (1) to collect and enforce, and to submit claims in respect of, Subordinated Obligations due to such Guarantor and (2) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

(c) If any amount shall be paid to any Guarantor in violation of this Section 2.04 at any time prior to the Termination Date for such Guarantor, such amount shall be received and held in trust for the benefit of the Credit Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of the Loan Documents.

(d) If the Termination Date for the Borrower shall have occurred, the Administrative Agent will, at any Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from any payment made by such Guarantor pursuant to this Agreement.

2.05 Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by any Guarantor under or in respect of this Agreement or any other Loan Document shall be made, in accordance with Section 2.17 of the Credit Agreement, free and clear of and without reduction or withholding for any Indemnified Taxes; provided that if any Guarantor shall be required by any Laws to deduct any Indemnified Taxes (including Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.05), each of the Administrative Agent, Lender or any L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions, and (iii) such Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Law.

(b) Without limiting the provisions of subsection (a) above, each Guarantor shall timely pay any Other Taxes that arise from any payment made by or on behalf of such Guarantor under or in respect of this Agreement or any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement and the other Loan Documents to the relevant Governmental Authority in accordance with Law.

(c) Each Guarantor shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 Business Days after demand therefor, for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Guarantor by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes by any Guarantor to a Governmental Authority, such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

2.06 Keepwell. Each Guarantor that is a Qualified ECP Guarantor at the time this Agreement or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Agreement and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 2.06 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Termination Date. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01 Credit Agreement Representations and Warranties. Each Guarantor hereby makes each representation and warranty made in the Credit Agreement by the Borrower with respect to such Guarantor. Each Guarantor acknowledges and agrees that the representations set forth in Section 3.02 of the Credit Agreement with respect to the Transactions are also true and correct with respect to the execution, delivery and performance of this Agreement by such Guarantor.

3.02 No Conditions Precedent. There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

3.03 Independent Credit Analysis. Each Guarantor has, independently and without reliance upon any Credit Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

3.04 Authorization; Enforceability. Each Guarantor represents and warrants to the Lenders that the execution, delivery and performance of this Agreement are within each Guarantor’s corporate or limited liability company powers, as applicable, and that this Agreement has been duly executed and delivered by such Guarantor and constitutes a legal, valid and binding obligation of such Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

ARTICLE IV

COVENANTS

4.01 Credit Agreement Covenants. Each Guarantor covenants and agrees that until the Termination Date for such Guarantor, it will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Credit Agreement on its or their part to be performed or observed or that the Borrower has agreed to cause such Guarantor to perform or observe.

4.02 Separateness Covenants. Each Guarantor covenants and agrees that until the Termination Date for such Guarantor it shall not:

(a) fail to observe at all times and in all material respects all corporate, limited liability company or limited partnership formalities, as applicable;

(b) fail to hold itself out as being separate and apart from any Affiliates and any other Person, and conduct its business in its own name;

(c) hold itself out to be responsible for the debts of another Person or assume or Guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, except as contemplated by this Agreement or as otherwise permitted by the Credit Agreement; or

(d) fail to hold itself out to the public as a legal entity separate and distinct from any other Person, or conduct its business in order not to (i) mislead others as to the identity with which such other party is transacting business, or (ii) except as permitted under the Credit Agreement, suggest that such Guarantor is responsible for the debts of any other Person.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.01 Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

5.02 No Waiver; Remedies. No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

5.03 Right of Setoff. Subject to Section 9.08 of the Credit Agreement, if an Event of Default shall have occurred and be continuing, each Credit Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by, such Credit Party or any such Affiliate to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter existing under this Agreement or any other Loan Documents to such Credit Party, irrespective of whether or not such Credit Party shall have made any demand under this Agreement or any other Loan Document and although such Obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Credit Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Credit Party and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Credit Party or their respective Affiliates may have. Each Credit Party agrees to notify such Guarantor and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

5.04 Indemnification. (a) Without limitation of any Guarantor’s obligation to guarantee the Borrower’s reimbursement and indemnification Obligations under Section 9.03 of the Credit Agreement, each Guarantor shall independently indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee and the allocated costs and reasonable expenses of in-house counsel), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party as and to the extent provided in Section 9.03 of the Credit Agreement.

(b) Each Guarantor hereby also agrees that none of the Indemnitees shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact, and each Guarantor hereby agrees not to assert any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of the Loans, the actual or proposed use of the proceeds of the Credit Extensions, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) All amounts due under this Section 5.04 shall be payable not later than ten Business Days after demand therefor.

(d) Without prejudice to the survival of any of the other agreements of any Guarantor under this Agreement or any of the other Loan Documents, the agreements and obligations of each Guarantor contained in Section 2.01(a) (with respect to enforcement expenses), the last sentence of Section 2.02, Section 2.05 and this Section 5.04 shall survive termination of this Agreement and the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Agreement.

5.05 Continuing Guarantee; Reinstatement. (a) This Agreement is a continuing agreement and shall (i) remain in full force and effect with respect to each Guarantor until the Termination Date for such Guarantor, (ii) be binding upon each Guarantor, its successors and assigns and (iii) inure to the benefit of and be enforceable by the Credit Parties and their successors, transferees and assigns.

(b) This Agreement shall continue to be effective or be reinstated, as the case may be, with respect to a Guarantor if at any time any payment of any of the Guaranteed Obligations of such Guarantor is rescinded or must otherwise be returned by any Credit Party or any other Person in connection with the insolvency, bankruptcy, reorganization or other similar proceedings affecting the Borrower or any other Loan Party under Debtor Relief Laws or otherwise, all as though such payment had not been made.

(c) The Obligations of a Guarantor under this Agreement shall terminate on the Termination Date for such Guarantor.

5.06 Amendments, etc.; Additional Guarantors; Successors and Assigns; Release of Guarantors. (a) No amendment to or waiver of any provision of this Agreement nor consent to any departure by any Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and, with respect to any such amendment, by the Guarantors or the Borrower on behalf of the Guarantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Upon the execution and delivery by any Person of a joinder agreement in form and substance reasonably satisfactory to the Credit Parties, such Person shall be referred to as an “Additional Guarantor” and shall be and become a Guarantor, and each reference in this Agreement to “Guarantor” shall also mean and be a reference to such Additional Guarantor.

(c) This Agreement shall be binding upon each Guarantor and its successors, transferees and assigns and shall inure to the benefit of the Administrative Agent and each other Credit Party and their respective successors, transferees and assigns; provided, however, that no Guarantor may assign its obligations hereunder without the prior written consent of the Administrative Agent.

(d) If any Guarantor will cease to be a Subsidiary as a result of a disposition, dissolution or other transaction permitted under the Credit Agreement, the Guarantors shall cause the Borrower to deliver to the Administrative Agent prior written notice thereof, signed by a Responsible Officer of the Borrower, at least 30 days before such disposition, dissolution or other transaction is to take effect, certifying that such disposition, dissolution or other transaction is permitted under the Credit Agreement. Thereafter, upon (i) the effectiveness of such disposition, dissolution or other transaction, (ii) application of the proceeds thereof in accordance with any applicable provision of the Credit Agreement, (iii) written ratification (in form and substance reasonably acceptable to the Administrative Agent) by the remaining Guarantors of their obligations hereunder and (iv) delivery by the Borrower to the Lender of a certificate of Borrower, executed by a Responsible Officer thereof, certifying that (A) the conditions set forth in this Section 5.06(d) have been satisfied, (B) no Event of Default has occurred and is continuing both immediately before and after giving effect to such transaction and (C) the disposition, dissolution or other transaction with respect to such Guarantor has been effected (the “Borrower Certificate”), such Guarantor shall be released from this Agreement and this Agreement shall be of no further force and effect with respect to such Guarantor. Upon receipt by the Administrative Agent of the Borrower Certificate, the Administrative Agent shall execute and deliver to such Guarantor or its designee, at the Borrower’s and such Guarantor’s sole cost and expense, any document or instrument that such Guarantor or the Borrower shall reasonably request to evidence such release.

5.07 Addresses for Notices; Borrower as Representative. (a) All notices and other communications provided for hereunder shall be in writing and mailed, delivered or transmitted by telecopier to each party hereto at the address set forth in Section 9.01 of the Credit Agreement (with any notice to a Guarantor effective upon being delivered to such Guarantor in care of the Borrower). All such notices and other communications shall be deemed to be given or made at the times provided in Section 9.01 of the Credit Agreement.

(b) Each Guarantor hereby appoints the Borrower to act as the representative for such Guarantor for purposes of delivering and receiving notices on behalf of such Guarantor under, and confirming the consent of such Guarantor and otherwise authorizing and delivering supplements and amendments to, the Loan Documents to which such Guarantor is a party on behalf of such Guarantor.

5.08 Section Captions. Section captions used in this Agreement are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

5.09 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.10 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

5.11 Governing Law, Jurisdiction, Etc. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 5.07. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF

ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

5.12 Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.13 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES OR BY PRIOR OR CONTEMPORANEONS WRITTEN AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Page Follows]

IN WITNESS WHEREOF, each Guarantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

TERADATA OPERATIONS, INC., a Delaware corporation

By:
Name:
Title:

TERADATA INTERNATIONAL, INC., a Delaware corporation

By:
Name:
Title:

TERADATA US, INC., a Delaware corporation

By:
Name:
Title:

Exhibit G

to Teradata Credit Agreement

FORM OF

COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of March 25, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among TERADATA CORPORATION, a Delaware corporation (the “Borrower”), each lender and agent from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies, solely in his/her capacity as an officer of the Borrower, as of the date hereof, that he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. I have reviewed the most recent year-end audited financial statements complete and correct copies of which are attached hereto as Schedule 1, as required by Section 5.01(a) of the Agreement for the fiscal year of the Borrower and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. I have reviewed the unaudited financial statements complete and correct copies of which are attached hereto as Schedule 1, as required by Section 5.01(b) of the Agreement for the fiscal quarter of the Borrower and its Subsidiaries ended as of the above date.

2. Based on my knowledge, the financial statements, and other financial information included in this Certificate, fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries, each, to the extent required by Section 5.01, in accordance with GAAP as of, and for, the period presented in the financial statements.

3. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

4. A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and its Subsidiaries performed and observed all their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower and its Subsidiaries are in compliance with the covenants and conditions of the Loan Documents applicable to it (including, without limitation, Sections 6.11 and 6.12) and no Default under the financial covenants set forth in the Loan Documents has occurred and is continuing.]

—or—

[the Borrower and its Subsidiaries have not complied with the following covenants or conditions and the following is a list of each such Default and its nature and status:]

5. The representations and warranties of the Borrower contained in Article III of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and except that for purposes of this Certificate, the representations and warranties contained in subsections (a) and (b) of Section 3.04 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 5.01 of the Agreement, including the statements in connection with which this Certificate is delivered.

6. The Leverage Ratio calculated based upon the attached financial statements is              to 1.0 and the calculation thereof is set forth on Schedule 2 hereto.

7. The financial covenant analyses and information set forth on Schedule 3 attached hereto are true and accurate on and as of the above date.

IN WITNESS WHEREOF, the undersigned Responsible Officer has executed this Certificate solely in his/her capacity as an officer of the Borrower as of             ,             .

Name:
[Title]

For the [Quarter/Year] ended                      (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

Financial Statements

For the [Quarter/Year] ended                      (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

Calculation of Leverage Ratio

For the [Quarter/Year] ended                      (“Statement Date”)

SCHEDULE 3

to the Compliance Certificate

FINANCIAL COVENANT COMPLIANCE

Exhibit H-1

to Teradata Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of March 25, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TERADATA CORPORATION, a Delaware corporation (the “Borrower”), each lender and agent from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

Exhibit H-2

to Teradata Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of March 25, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TERADATA CORPORATION, a Delaware corporation (the “Borrower”), each lender and agent from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

Exhibit H-3

to Teradata Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of March 25, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TERADATA CORPORATION, a Delaware corporation (the “Borrower”), each lender and agent from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

Exhibit H-4

to Teradata Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of March 25, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TERADATA CORPORATION, a Delaware corporation (the “Borrower”), each lender and agent from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

H-4